EXHIBIT I
TEEKAY LNG PARTNERS L.P. Bayside House, Bayside Executive Park, West Bay Street & Blake Road P.O. Box AP-59212, Nassau, Bahamas

NEWS RELEASE

TEEKAY LNG PARTNERS L.P. DECLARES DISTRIBUTION

Nassau, The Bahamas, April 23, 2007 - Teekay GP LLC, the general partner of Teekay LNG Partners L.P., has declared a cash distribution of $0.4625 per unit for the quarter ended March 31, 2007. The cash distribution is payable on May 14, 2007 to all unitholders of record on May 1, 2007.

About Teekay LNG Partners L.P.

Teekay LNG Partners L.P. is a publicly-traded master limited partnership formed by Teekay Shipping Corporation (NYSE: TK) as part of its strategy to expand its operations in the liquefied natural gas (LNG) and liquefied petroleum gas (LPG) shipping sectors. Teekay LNG Partners L.P. provides LNG, LPG and crude oil marine transportation services under long-term, fixed-rate time charter contracts with major energy and utility companies through its fleet of thirteen LNG carriers, four LPG carriers and eight Suezmax class crude oil tankers. Six of the thirteen LNG carriers and three of the LPG carriers are newbuildings scheduled for delivery between early 2008 and mid-2009.

Teekay LNG Partners’ common units trade on the New York Stock Exchange under the symbol “TGP”.

For Investor Relations enquiries contact:
Scott Gayton
Tel: +1 (604) 609-6442

For Media enquiries contact:
Kim Barbero
Tel: +1 (604) 609-4703

Web site: www.teekaylng.com

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